FOR IMMEDIATE RELEASE               Contact: Mitch Stoller
                                             Burson-Marsteller
                                             (212) 614-5122


           CAROLCO PICTURES REPORTS BANK LOAN EXTENSION


    LOS ANGELES, October 2, 1995 -- Carolco Pictures Inc. announced today that Credit, Lyonnais Bank Nederland N.V. ("CLBN") has agreed to extend the maturity date of its credit facility with Carolco to November 10, 1995. The CLBN credit facility was scheduled to mature September 29. In conjunction with such extension, Carolco made a partial payment of the amount outstanding under the CLBN credit facility.

    As previously announced, Carolco is currently considering a plan to sell certain assets; identify and secure new equity investments and/or sources of financing; negotiate more advantageous distribution arrangements; and restructure its outstanding obligations either outside or within a Chapter 11 Bankruptcy. If Carolco is unable to successfully accomplish one or more of these options, or implement similar strategies, it will be unable to continue as a going concern.

    Carolco is a diversified entertainment company engaged in the financing, production and leasing of motion picture properties worldwide.
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